SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. ____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the  appropriate  box:
[ ] Preliminary  Proxy  Statement
[x]  Definitive  Proxy Statement
[ ] Definitive  Additional  Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                             Charter Financial, Inc.
              -----------------------------------------------------

                (Name of Registrant as Specified in its Charter)


Payment of Filing Fee (check the appropriate box):
[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

         1) Title of each class of securities to which transaction applies:
         2)       Aggregate number of securities to which transaction applies:
         3) Per unit price or other identifying value of transaction computed pursuant to Exchange Act Rule 0-11:
         4)       Proposed maximum aggregate value of transaction:
         5)       Total fee paid:

[ ]   Fee paid previously with preliminary materials:
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offset fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)       Amount Previously Paid:
2)       Form, Schedule or Registration Number:
3)       Filing Party:
4)       Date Filed:

December 10, 1997


Dear Stockholder:

You are cordially invited to attend the second Annual Meeting of Stockholders (the "Annual Meeting") of Charter Financial, Inc. (the "Company"). The Annual Meeting will be held at Charter Bank, S.B.'s (the "Bank") Main Office, 114 West Broadway, Sparta, Illinois at 1:30 p.m. (local time) on January 15, 1998.

The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting. During the Annual Meeting we will also report on the operations of the Company and the Bank. Directors and officers of the Company and the Bank, as well as a representative of the Company's independent auditors, will be present at the Annual Meeting to respond to any questions that stockholders may have.

The Annual Meeting is being held so that stockholders may consider and vote upon the election of four directors of the Company and the ratification of the appointment of KPMG Peat Marwick LLP as auditors for the Company's 1998 fiscal year. For the reasons set forth in the proxy statement, the Board of Directors unanimously recommends a vote "FOR" each of the nominees for director listed therein and "FOR" the ratification of the appointment of KPMG Peat Marwick LLP.

Also enclosed is our 1997 Annual Report to Stockholders, which contains detailed information concerning the activities and operating performance of the Company and the Bank.

On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible even if you currently plan to attend the Annual Meeting. Your vote is important, regardless of the number of shares that you own. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend the Annual Meeting.


Sincerely,



/s/John A. Becker
-----------------
John A. Becker
President and Chief Executive Officer

                             Charter Financial, Inc.
                                114 West Broadway
                             Sparta, Illinois 62286
                                 (618) 443-2166

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held On January 15, 1998

    Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Charter Financial, Inc. (the "Company") will be held at the Main Office of Charter Bank, S.B., 114 West Broadway, Sparta, Illinois, on Thursday, January 15, 1998 at 1:30 p.m., local time.

    A Proxy Card and a Proxy Statement for the Annual Meeting are enclosed.

    The Annual Meeting is for the purpose of considering and acting upon:

    1.       The election of four directors of the Company;

    2. The ratification of the appointment of KPMG Peat Marwick LLP as auditors for the Company for the fiscal year ending September 30, 1998; and

such other matters as may properly come before the Annual Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Annual Meeting.

    Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which by original or later adjournment the Annual Meeting may be adjourned. Stockholders of record at the close of business on December 4, 1997 are the stockholders entitled to vote at the Annual Meeting, and any adjournments thereof.

    EACH STOCKHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY THE STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY STOCKHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE PERSONALLY AT THE ANNUAL MEETING.

                                              By Order of the Board of Directors



                                              /s/Linda M. Johnson
                                              -------------------
                                              Linda M. Johnson
                                              Secretary
Sparta, Illinois
December 10, 1997

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE YOUR COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE ANNUAL MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                                 PROXY STATEMENT
                                       of
                             CHARTER FINANCIAL, INC.
                                114 West Broadway
                             Sparta, Illinois 62286
                                 (618) 443-2166


--------------------------------------------------------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                January 15, 1998
--------------------------------------------------------------------------------

    This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Charter Financial, Inc. (the "Company") to be used at the Annual Meeting of Stockholders of the Company (the "Meeting"), which will be held at the Main Office of Charter Bank, S.B. (the "Bank"), 114 West Broadway, Sparta, Illinois, on Thursday, January 15, 1998 at 1:30 p.m., local time, and all adjournments thereof. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about December 10, 1997.

--------------------------------------------------------------------------------

                              Revocation of Proxies
--------------------------------------------------------------------------------

    Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies solicited on behalf of the Board of Directors of the Company will be voted in accordance with the directions given thereon. Where no instructions are indicated, proxies will be voted FOR each of the nominees for director named herein and FOR the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending September 30, 1998.

    Proxies may be revoked by sending written notice of revocation to the Secretary of the Company at the address shown above. The presence at the Meeting of any stockholder who had given a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the Meeting or delivers a written revocation to the Secretary of the Company prior to the voting of such proxy.

--------------------------------------------------------------------------------

                 Voting Securities and Principal Holders Thereof
--------------------------------------------------------------------------------

    Holders of record of the Company's common stock, par value $.10 per share (the "Common Stock") as of the close of business on December 4, 1997 are entitled to one vote for each share then held (the "Record Date"). As of the Record Date, the Company had 4,150,123 shares of Common Stock issued and outstanding. The presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Meeting.

    As provided in the Company's Certificate of Incorporation, record holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "Limit") are not entitled to vote any shares held in excess of the Limit. A person or entity is deemed to own beneficially shares owned by an affiliate of, as well as persons acting in concert with, such person or entity.

    As to the election of directors, the proxy card being provided by the Board of Directors enables a stockholder to vote FOR the election of the nominees proposed by the Board, or to WITHHOLD AUTHORITY to vote for one or more of the nominees being proposed. Under Delaware law and the Company's Certificate of Incorporation and Bylaws, directors are elected by a plurality of votes cast, without regard to broker non-votes. As to the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors of the Company, a stockholder may vote FOR the item, AGAINST the item or ABSTAIN from voting. The approval of this matter requires the affirmative vote of a majority of the votes present and cast at the Meeting, without regard to broker non-votes. Proxies marked ABSTAIN will have the effect of a vote against the proposal. Broker non-votes will have no effect on the vote on the proposal.

    The following table sets forth, as of the Record Date, information concerning the beneficial ownership of shares of Common Stock by the executive officers and directors of the Company as a group and by each person who was the beneficial owner of more than five percent of the Company's outstanding shares of Common Stock (except for John A. Becker, whose share ownership information is provided along with the share ownership information of the other directors of the Company elsewhere herein under "Proposal I -- Election of Directors.")


                                                        Amount
                                                   Owned and Nature                Percent of Shares
     Name and Address                                of Beneficial                  of Common Stock
     of Beneficial Owner                              Ownership(1)                     Outstanding
     -------------------                              ------------                     -----------
All Directors and Executive Officers                  1,008,677(2)                        22.84%
 as a Group (12 persons)

5% Owners

Charter Bank, S.B. Employee                             407,575(3)                         9.82
 Stock Ownership Plan
114 West Broadway
Sparta, Illinois 62286

Brandes Investment Partners, L.P.                       387,713(4)                         9.34
12750 High Bluff Drive
San Diego, California  92130

Corbyn Investment Management, Inc., et al.              234,150(5)                         5.64
Suite 108
2330 W. Joppa Road
Lutherville, Maryland 21093

-------------------

(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a person is deemed to be the beneficial owner for purposes of this table, of any shares of Common Stock if he has sole or shared voting or investment power with respect to such shares, or has a right to acquire beneficial ownership of such shares currently or will have such right at any time within 60 days of December 4, 1997. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.

(2) Includes all shares, including restricted shares, held directly, as well as shares held by spouses and minor children, in trust and in other forms of indirect ownership, over which shares a group member effectively exercises sole or shared voting or investment power. The amount also includes an aggregate of 266,776 shares which directors and executive officers as a group have the right to acquire pursuant to stock options granted under the Company's 1993 Incentive Stock Option Plan, 1993 Stock Option Plan for Outside Directors and the 1997 Stock Option Plan which are currently exercisable with respect to such shares or which will become exercisable with respect to such shares within 60 days of the Record Date.

(3) Includs 234,027 shares which have been allocated to accounts of participants, who have the right to direct the voting of such shares.

(4) As reported by Brandes Investment Partners, L.P., an Investment Adviser registered under Section 203 of the 1940 Act ("Brandes"), as of December 31, 1996 on a Schedule 13G under the Exchange Act. Of the amount listed, Brandes reported sole voting power as to 387,713 shares, sole investment power as to 100 shares and shared investment power as to 387,613 shares.

(5) As reported by Corbyn Investment Management, Inc., et al., a "group" for purposes of Rule 13d-5 under the Exchange Act consisting of Corbyn Investment Management, Inc., an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 (the "1940 Act") ("Corbyn"), and Greenspring Fund, Inc., an Investment Company registered under Section 8 of the Investment Company Act ("Greenspring"), as of December 31, 1996 on a Schedule 13G under the Exchange Act. Of the amount listed, Corbyn reported sole voting and investment powers as to 184,750 shares and Greenspring reported sole voting and investment powers as to 49,400 shares.

--------------------------------------------------------------------------------

                          Planned Merger of the Company
--------------------------------------------------------------------------------

    On November 19, 1997, the Company entered into an Agreement and Plan of Merger (the "Agreement") with Magna Group, Inc. ("Magna"), pursuant to which the Company will merge with and into a wholly-owned subsidiary of Magna ("Merger Sub"), with Merger Sub as the surviving entity (the "Merger"). The Agreement provides that each share of the Company's Common Stock will be exchanged for
0.5751 of a share of the common stock, par value $2.00 per share, of Magna and associated Preferred Share Purchase Rights issued pursuant to the Rights Agreement, dated as of November 11, 1988, between Magna and Magna Trust Company.

    Consummation of the Merger is subject to various conditions, including approval of the Merger by certain regulatory authorities and by the stockholders of the Company. No assurance can be given as to when or whether the necessary approvals will be obtained, or, even if obtained, when or whether the Merger will be consummated. Stockholders of the Company will not be voting on the Merger at the Meeting, but will likely be asked to do so at a separate special meeting of stockholders to be held subsequent to the Meeting. At this time, the date of such special meeting of stockholders is unknown.

--------------------------------------------------------------------------------

                        PROPOSAL I--ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

    The Company's Board of Directors is currently composed of eleven members. The Company's bylaws provide that approximately one-third of the directors are to be elected annually. Directors of the Company are generally elected to serve for a three year period or until their respective successors shall have been elected and shall qualify. All of the Company's nominees are currently members of the Board of Directors and have been nominated for three year terms to expire in 2001.

    The table below sets forth certain information regarding the composition of the Company's Board of Directors, including the terms of office of Board members. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the Meeting for the election of the nominees identified below. If any nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any of the nominees might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected.

                                                                                                      Shares of
                                                                                                       Common
                                                                                                        Stock
                                                                                                    Beneficially
                                Age at                                                                Owned on          Percent
                                Record     Positions Held in              Director        Term to    the Record            of
     Name                        Date         the Bank                     Since(1)       Expire       Date(2)           Class
     ----                        ----         --------                     --------       ------       -------           -----
                                           NOMINEES

Truman D. Cashman                  73      Director                          1972           1998          9,277            *
Linda M. Johnson                   48      Senior Vice President,            1991           1998        126,713            3.02
                                           Secretary and Director
Carl S. Schlageter, M.D.           60      Director                          1976           1998         46,854            1.12
James H. Clutts                    52      Director                          1994           1998         73,926            1.78

                                           DIRECTORS CONTINUING IN OFFICE

John Petkas, Jr.                   54      Director                          1991           1999         34,788            *
Klondis T. Pirtle                  58      Director                          1975           1999         37,324            *
Ralph Eugene Watson                57      Director                          1996           1999         64,981            1.56
John A. Becker                     65      President, Chief                  1964           2000        243,534            5.73
                                           Executive Officer and
                                           Chairman of the Board
Michael R. Howell                  39      Executive Vice                    1991           2000        178,007            4.25
                                           President, Treasurer
                                           and Director
William A. Norton                  71      Director                          1973           2000         43,791            1.05
Dennis F. Doelitzsch               50      Director                          1996           2000        114,983            2.77
-----------------

*    Less than 1%.
(1)  Includes service as a director of the Bank.
(2) Amounts include shares held directly, as well as shares held by spouses and minor children, in trust and in other forms of indirect ownership, over which the directors have sole or shared voting or investment power. Amounts also include 3,200, 43,992, 15,203, 3,200, 13,119, 14,002, 3,200, 100,314,
     40,608, 15,203 and 3,200 shares which Directors Cashman, Johnson, Schlageter, Clutts, Petkas, Pirtle, Watson, Becker, Howell, Norton and Doelitzsch have the right to acquire, respectively, pursuant to stock options which are currently exercisable with respect to such shares or which will become exercisable with respect to such shares within 60 days of the Record Date.

         The principal occupation during the past five years of each director and executive officer of the Company is set forth below. All directors and executive officers have held their present positions for five years unless otherwise stated.

         Truman D. Cashman is retired. Prior to his retirement in 1994, he was a Vice President of the Bank.

         Linda M. Johnson, the Senior Vice President and Secretary of the Company, has been Senior Vice President of the Bank since 1983 and Secretary of the Bank since 1976. Ms. Johnson is responsible for retail operations and marketing. Ms. Johnson has been employed by the Bank since 1974.

         Carl S. Schlageter, M.D. is a family physician and President of the Family Health Care Center located in Sparta, Illinois.

         James H. Clutts is President of Cherry Insurance Services, Inc.

         John Petkas, Jr. is a Manager with the Illinois Power Company.

         Klondis T. Pirtle is President of Lynn Furniture Company located in Sparta, Illinois.

         Ralph Eugene Watson is President of Marion Dairy Queen, Inc. and President of Harrisburg Dairy Queen, Inc.

         John A. Becker, the President and Chief Executive Officer of the Company, has been the Bank's President and Chief Executive Officer since 1976 and the Chairman of the Board of Directors of the Bank since 1980. Mr. Becker has been affiliated with the Bank for 42 years.

         Michael R. Howell, the Executive Vice President, Treasurer and Chief Financial Officer of the Company, has been Executive Vice President and
Treasurer of the Bank since 1989. The Bank hired Mr. Howell as its Vice President and Treasurer in 1985. Mr. Howell is responsible for the Bank's lending and investment activities.

         William A. Norton is retired. Prior to his retirement in 1982, Mr. Norton was Treasurer and Vice President of the Bank.

         Dennis F. Doelitzsch is the President, General Manager and owner of 3-D Communications Corporation, located in Marion, Illinois, and the Chairman of Clearly Superior Radio, LLC, organized in March 1997, located in Marion, Illinois.

--------------------------------------------------------------------------------

             Section 16(a) Beneficial Ownership Reporting Compliance
--------------------------------------------------------------------------------

         The Common Stock of the Company is registered pursuant to Section 12(g) of the Exchange Act. The officers and directors of the Company and beneficial owners of greater than 10% of the Company's Common Stock ("10% beneficial owners") are required to file reports on Forms 3, 4, and 5 with the Securities and Exchange Commission (the "SEC") disclosing information regarding their beneficial ownership of the Common Stock. SEC rules require disclosure in the Company's Proxy Statement and Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the Company's Common Stock to file a Form 3, 4, or 5 on a timely basis. Based on the Company's review of such ownership reports, no officer, director or 10% beneficial owner of the Company failed to file ownership reports on a timely basis for the fiscal year ended September 30, 1997. However, Director Carl S. Schlageter inadvertently failed to timely report a transaction which occurred in February 1995. A Form 5 was subsequently filed by Director Schlageter to report the transaction.

--------------------------------------------------------------------------------

                Meetings and Committees of the Board of Directors
--------------------------------------------------------------------------------

         The primary business of the Company is to hold the common stock of its wholly-owned subsidiary, the Bank. The business of the Bank's Board of Directors is conducted through meetings and activities of the Board and its committees. During the year ended September 30, 1997, the Board of Directors of the Company and the Bank each held 12 regular meetings and the Board of Directors of the Bank held two special meetings. During the year ended September 30, 1997, no director attended fewer than 75% of the total meetings of the Board of Directors of the Company and the Bank and committees on which such director served. The Board of Directors of the Company and the Bank have established various committees to which certain responsibilities have been delegated. The committees include the following:

         The Nominating Committee of the Board of Directors currently consists of Directors John A. Becker (Chairman), Linda M. Johnson, William A. Norton, Carl S. Schlageter, M.D., and Ralph Eugene Watson, and met in November 1997 to nominate the nominees for director set forth in this Proxy Statement. The full Board of Directors acting as Nominating Committee met once during fiscal year 1997 to nominate management's nominees for last year's Annual Meeting of Stockholders.

         The Audit Committee of the Board of Directors of the Bank consists of Directors Dennis F. Doelitzsch, (Chairman), James H. Clutts and Carl S. Schlageter. The Audit Committee meets quarterly in order to examine and approve the audit report prepared by the Bank's independent auditors. The Board of Directors of the Company does not have an audit committee.

         The full Board of Directors of the Bank acts as the Bank's Compensation Committee. Because the Company does not separately compensate senior officers and employees of the Bank, the Board of Directors of the Company does not have a Compensation Committee. The Compensation Committee reviews the salary and benefits provided to the Bank's officers and employees. During the year ended September 30, 1997, the Board of Directors of the Bank met in its capacity of Compensation Committee one time.

         In addition to the committees described above, the Bank has also established various other committees which consist of members of the Board of Directors, officers of the Company and Bank and outside counsel to the Board of Directors.

--------------------------------------------------------------------------------

                             Executive Compensation
--------------------------------------------------------------------------------

         The Company has not paid any compensation to its executive officers since its formation. The following table sets forth for the fiscal years ended September 30, 1997, 1996, and 1995, certain information as to the total remuneration paid by the Bank to the Chief Executive Officer and the other executive officers whose salary and bonus for the year ended September 30, 1997 exceeded $100,000 (the "Named Officers").

                                                                                  Long-Term
                                        Annual Compensation                   Compensation Awards
                                 ----------------------------------   -----------------------------------
                                                                                   Securities
                                                          Other        Restricted   Underlying
                                                         Annual          Stock       Options/                    All Other
      Name and                   Salary       Bonus    Compensation      Award(s)       SARs        LTIP      Compensation
 Principal Position    Year        ($)         ($)         ($)           ($)(1)       (#)(2)      Payouts         ($)
 ------------------    ----        ---         ---         ---           ------       ------      -------         ---
John A. Becker         1997      181,668      25,473       --             359,520     45,000         --         128,868(3)
President and Chief    1996      157,913      18,999       --                  --       --           --          53,837
  Executive Officer    1995      151,973      27,595       --                  --       --           --          64,088

Michael R. Howell      1997      100,328      11,254       --             231,120     26,000         --          41,264(3)
Executive Vice         1996       87,241       8,244       --                  --       --           --          34,417
  President and        1995       82,441      11,826       --                  --       --           --          32,368
  Treasurer
Linda M. Johnson       1997       97,400      10,926       --             231,120     26,000         --          42,004(3)
Senior Vice            1996       84,696       7,990       --                  --       --           --          35,019
  President and        1995       79,896      16,444(4)    --                  --       --           --          33,053
  Secretary
-------------

(1) Represents the value of 28,000, 18,000 and 18,000 shares of restricted stock granted to Messrs. Becker and Howell and Ms. Johnson, respectively, based on the $12.84 closing market price per share of the Common Stock on January 16, 1997, the date of grant. The shares are scheduled to vest in five equal annual installments (beginning on January 16, 1998), subject to certain conditions. Dividends are paid on the restricted shares to the extent and on the same date as dividends are paid on all other outstanding shares of Common Stock. Based on the closing market price per share of the Common Stock on September 30, 1997, the 28,000, 18,000 and 18,000 shares of restricted stock held by Messrs. Becker and Howell and Ms. Johnson, respectively, had aggregate market values of $588,000, $378,000 and $378,000, respectively.
(2) Options were granted to Messrs. Becker, Howell and Ms. Johnson on January 16, 1997. For additional information regarding these options, see the table captioned "Option Grants in Last Fiscal Year" below.

(3) Includes director's fees, allocations to the Bank's ESOP (valued at cost), non-preferential dividends on restricted stock which vested during the fiscal year, interest on such dividends and other miscellaneous compensation, respectively, as follows Mr. Becker: $10,010, $30,779, $16,355, $1,504 and $2,727; Mr. Howell: $10,010, $21,778 $7,500, $690 and
     $1,286; Ms. Johnson:  $10,010, $21,242, $7,500, $690 and $2,562. Amount for
     Mr. Becker also includes a contribution of $67,493 made on Mr. Becker's behalf to the Bank's non-qualified supplemental executive retirement plan.
(4) Includes a special $5,000 bonus in connection with data processing conversion.

         The following table sets forth certain information concerning grants of stock options during the last fiscal year to the Named Officers. No stock appreciation rights were granted during fiscal 1997.

                                          OPTION GRANTS IN LAST FISCAL YEAR
                                             Individual Grants
                               Number of      % of Total                                       Potential Realizable
                                Shares         Options                                          Value at Assumed
                              Underlying      Granted to       Per Share                      Annual Rates of Stock
                               Options      Employees in       Exercise    Expiration        Price Appreciation for
                              Granted (1)   in Fiscal Year      Price($)       Date                 Option Term
                              -----------   --------------      --------       ----                 -----------
                                                                                              5% ($)           10% ($)
                                                                                              ------           -------
                                                                                                               <C.
John A. Becker                  45,000         28.94%            12.84      01/16/07          363,375          920,864
Michael A. Howell               26,000         16.72%            12.84      01/16/07          209,950          532,055
Linda M. Johnson                26,000         16.72%            12.84      01/16/07          209,950          532,055

(1) Twenty percent of each option vested immediately upon grant, and the remaining 80% is scheduled to vest in four equal annual installments beginning January 16, 1998.

         Set forth below is information concerning the number and value of stock options at September 30, 1997 held by the Named Officers.

                                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                              FISCAL YEAR-END OPTION VALUES

                                                                       Number of Securities
                                                                     Underlying Unexercised      Value of Unexercised In-
                                                                           Options at              The-Money Options at
                               Shares Acquired        Value              Fiscal Year-End           Fiscal Year-End ($)(1)
      Name                      Upon Exercise        Realized       Exercisable/Unexercisable    Exercisable/Unexercisable
      ----                      -------------        --------       -------------------------    -------------------------
John A. Becker                      N/A                N/A              91,314 / 36,000           1,406,927 / 293,760
Michael R. Howell                   N/A                N/A              35,408 / 20,800             531,802 / 169,728
Linda M. Johnson                    N/A                N/A              38,792 / 20,800             586,622 / 169,728

(1) Represents the difference between the aggregate exercise price of such options and the aggregate fair market value of the shares of Common Stock that would be received upon exercise, assuming such exercise occurred on September 30, 1997, at which date the closing market price per share of the Common Stock was $21.00.

Employment Agreements

         The Bank has entered into employment agreements with John A. Becker, President and Chief Executive Officer, Michael R. Howell, Executive Vice
President and Treasurer and Linda M. Johnson, Senior Vice President and Secretary. The employment agreements are intended to ensure that the Bank and the Company maintain a stable and competent management. The continued success of the Bank and the Company depends to a significant degree on the skill and competence of Messrs. Becker and Howell and Ms. Johnson.

         The employment agreements provide for three-year terms for Mr. Becker, Mr. Howell and Ms. Johnson. Commencing on the first anniversary date and continuing each anniversary date thereafter, the Board of Directors may extend the employment agreements for an additional year such that the remaining term shall be three years unless written notice of nonrenewal is given by the Board of Directors after conducting a performance evaluation of the executive. Each agreement provides that the base salary of the executive will be reviewed annually. Mr. Becker's current base salary is $188,935. Mr. Howell's and Ms. Johnson's current base salaries are $104,341 and $101,297, respectively. In addition to the base salary, the employment agreements provide that the executive is to receive all benefits provided to permanent full-time employees of the Bank, including among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel. The employment agreements provide for termination by the Bank for "just cause" at any time. In the event the Bank chooses to terminate the executive's employment for reasons other than for "just cause," or upon the termination of the executive's employment for reasons other than a change in control, as defined, or in the event of the executive's resignation from the Bank upon (i) failure to re-elect him or her to his or her current office, (ii) a material change in the executive's functions, duties or responsibilities, (iii) relocation of the executive's principal place of employment, (iv) the liquidation or dissolution of the Bank, or (v) a breach of the employment agreement by the Bank, the executive, or in the event of death, the executive's beneficiary, would be entitled to receive an amount equal to the greater of the remaining payments, including base salary, bonuses and other payments due under the remaining term of the employment agreement or three times the average of the executive's base salary, including bonuses and other cash compensation paid, and the amount of any benefits received pursuant to any employee benefit plans maintained by the Bank.

         If termination, whether voluntary or involuntary, follows a change in control of the Bank, as defined in the employment agreement, the executive or, in the event of death, the executive's beneficiary, would be entitled to a payment equal to the greater of (i) the payments due under the remaining term of the employment agreement or (ii) 2.99 times his average annual compensation over the five years preceding termination. The Bank would also continue the executive's life, health, and disability coverage for the remaining unexpired term of the employment agreement to the extent allowed by the plan or policies maintained by the Bank from time to time.

         The employment agreements each provide that for a period of one year following termination the executive agrees not to compete with the Bank in any city, town or county in which the Bank maintains an office or has filed an application to establish an office.

Compensation Committee Interlocks and Insider Participation

         The Bank's full Board of Directors acts as the Bank's Compensation Committee. As such, members of this committee include current officers Becker, Howell and Johnson and former officers Truman D. Cashman and William A. Norton. Except for the meeting of the Compensation Committee held in October 1997, at which a 4% cost of living increase was approved for all employees (and no individual officer's compensation was discussed), all current officers who are members of the Compensation Committee recuse themselves from the Committee's discussions regarding their own compensation.

Report of the Compensation Committee on Executive Compensation

         Under rules adopted by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to its Chief Executive Officer and other executive officers. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. The Chief Executive Officer of the Company did not receive compensation from the Company. Consequently, in fulfillment of this requirement, the Compensation Committee of the Bank's Board of Directors has prepared the following report for inclusion in this proxy statement.

         The Compensation Committee annually reviews the performance of the Chief Executive Officer and other executive officers and approves changes to base compensation as well as the level of bonus, if any, to be awarded. In determining whether the base salary of the Chief Executive Officer and other executive officers should be increased, the Compensation Committee takes into account individual performance, performance of the Bank, the size of the Bank and the complexity of its operations.

         While the Compensation Committee does not use strict numerical formulae to determine changes in compensation for the Chief Executive Officer, Executive Vice President and Senior Vice President; and while it weighs a variety of different factors in its deliberations, it has emphasized and will continue to emphasize earnings, profitability, capital position and income level, and return on average assets as factors in setting the compensation of the Chief Executive Officer, Executive Vice President and Senior Vice President. Other non-quantitative factors considered by the Compensation Committee in fiscal 1997 included general management oversight of the Bank, the quality of communication with the Board of Directors, and the productivity of employees. Finally, the Compensation Committee considered the standing of the Bank with customers and the community, as evidenced by the level of customer/community complaints and compliments. While each of the quantitative and non-quantitative factors described above was considered by the Compensation Committee, such factors were not assigned a specific weight in evaluating the performance of the Chief Executive Officer, Executive Vice President and Senior Vice President. Rather, all factors were considered, and based upon the effectiveness of such officers in addressing each of the factors, and the range of compensation paid to officers of peer institutions, the Compensation Committee approved an increase in the base salary of the Chief Executive Officer, Executive Vice President and Senior Vice President. In addition, the Compensation Committee approved salary increases totaling $200,251 for the Bank's 26 officers, bringing fiscal 1997 total base compensation for all officers to $1,095,430, compared to $895,179 for 23 officers in 1996.

         This report has been provided by the Compensation Committee of the Board of Directors of the Bank, consisting of Directors John A. Becker, Truman
D. Cashman, Dennis F. Doelitzsch, Michael R. Howell, Linda M. Johnson, James H. Clutts, William A. Norton, John Petkas, Jr., Klondis T. Pirtle, Carl S. Schlageter and Ralph Eugene Watson.

Performance Graph

         The line graph below compares the cumulative total return on the Common Stock (including the performance of the Bank's common stock prior to the Second Step Conversion (as defined below)) to (i) the cumulative total return of an index comprised of all stocks trading in the Nasdaq Stock Market and (ii) an industry index comprised of bank and thrift institutions (or holding companies of such institutions) located in the same geographical region of the United States as the Company, for the period from October 15, 1993 (the date on which the Bank reorganized into a mutual holding company, as described below) through September 30, 1997. The graph assumes that $100 was invested on October 15, 1993, and that all dividends were reinvested.

         The Bank reorganized from a mutual savings bank to a mutual holding company (the "MHC") on October 15, 1993, and in connection therewith, the Bank offered a minority equity interest in the Bank to its depositors, with the MHC retaining majority ownership of the Bank. On December 29, 1995, the MHC merged with and into the Company and in connection therewith, the Company sold shares of its Common Stock to the former members of the MHC and to the minority stockholders of the Bank (through the exchange of Company Common stock for the common stock of the Bank) and became the sole stockholder of the Bank (the "Second Step Conversion"). Because the MHC owned a majority of the Bank's common stock prior to the Second Step Conversion, the number of holders of Common Stock increased significantly following the Second Step Conversion.



                 [GRAPHIC-GRAPH PLOTTED TO POINTS LISTED BELOW]




                                                        PERIOD ENDING
                               -------------------------------------------------------------
INDEX                          10/15/93     09/30/94      09/30/95     09/30/96     09/30/97
-----                          --------     --------      --------     --------     --------
Charter Financial, Inc.         100.00        126.00       173.22       202.56       346.72
Industry Index                  100.00        102.07       128.48       160.90       253.97
Nasdaq Index                    100.00        104.67       127.09       148.38       201.67

         There can be no assurance that the Company's stock performance will continue in the future with the same or similar trend depicted in the graph. The Company will not make or endorse any predictions as to future stock performance.

Director Compensation

         During the year ended September 30, 1997, the Company paid directors' fees of $10,010 to each member of the Board of Directors. Members of the Board of Directors are not compensated for serving on committees.

         On January 16, 1997, each non-employee director of the Company was granted an option to purchase 8,000 shares of Common Stock at an exercise price of $12.84 per share, with 20% of each option vesting immediately upon grant and the remaining 80% scheduled to vest in four equal annual installments beginning January 16, 1998. For information concerning the grant of option during fiscal 1997 to directors employed by the Company. See the table captioned "Option Grants in Last Fiscal Year" elsewhere herein.

Retirement Plan

         The Bank maintains a tax-qualified, non-contributory, defined benefit retirement plan for its employees (the "Retirement Plan"). Generally, all full-time employees of the Bank upon attaining age 21 and completing one year of service are eligible to participate in the Retirement Plan.

         The Retirement Plan provides for normal retirement at age 65. The Retirement Plan requires five years of service for a non-forfeitable right to retirement benefits. Employees earn one benefit year for each year during which they complete at least 1,000 hours of service. The benefit formula provides for an accrual for each benefit year of 2.0% of final average earnings up to the average salary received during the employee's five highest years of compensation. Employees may elect to receive reduced retirement benefits commencing at age 45. Employees who choose to defer receipt of their retirement benefits until age 70 will be entitled to have their normal retirement benefits increased by .8% for each month of deferment (up to 9.6% per annum, with a maximum increase in benefits of 48%). The Retirement Plan provides for disability and death benefits. The Retirement Plan is funded by the Bank. During the year ended September 30, 1997, the Retirement Plan was fully funded and, therefore, no contributions were made by the Bank.

         The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon retirement at age 65 to a participant electing to receive retirement benefits in the standard form of benefit, assuming various specified levels of plan compensation and various specified years of credited service. At September 30, 1997, Officers Becker, Howell and Johnson had 40, 10 and 22 years of credited service, respectively.

      High-5            5  Years        10 Years         15 Years         20 Years        25 Years         30 Years
     Average            Benefit         Benefit          Benefit          Benefit         Benefit          Benefit
  Compensation          Service         Service          Service          Service         Service          Service
  ------------          -------         -------          -------          -------         -------          -------
     $ 25,000         $   2,500        $   5,000        $  7,500        $  10,000       $   12,500       $  15,000
       50,000             5,000           10,000          15,000           20,000           25,000          30,000
       75,000             7,500           15,000          22,500           30,000           37,500          45,000
      100,000            10,000           20,000          30,000           40,000           50,000          60,000
      125,000            12,500           25,000          37,500           50,000           62,500          75,000
      150,000            15,000           30,000          45,000           60,000           75,000          90,000
      175,000            17,500           35,000          52,500           70,000           87,500         105,000
      200,000            20,000           40,000          60,000           80,000          100,000         118,182*
      225,000            22,500           45,000          67,500           90,000          112,500         118,182*
      250,000            25,000           50,000          75,000          100,000          118,182*        118,182*
------------------------------------

*    Maximum benefit allowable in 1998.

Supplemental Executive Retirement Plan

         The Bank maintains a non-qualified supplemental executive retirement plan ("SERP") for certain executives of the Bank to compensate those executive participants in the Bank's tax-qualified benefit plans whose benefits are limited by Section 415 or Section 401(a)(17) of the Code. As of September 30, 1997, Mr. Becker was participating in the SERP. The SERP provides participants with retirement benefits generally equal to the difference between the annual benefit the participant would have received under the Bank's Retirement Plan if such benefits were computed without giving effect to the limitations on benefits imposed by application of Section 401(a)(17) and Section 415 of the Internal Revenue Code and the amounts actually payable to the Participant under the terms of the Retirement Plan. In addition, the Participant is entitled to an ESOP benefit in a dollar amount equal to the difference between the fair market value of the number of shares of Common Stock of the Company that would have been allocated to the account of the Participant had the limitations of Section 401(a)(17) and 415 of the Internal Revenue Code not been applicable and the fair market value of the number of shares of Common Stock actually allocated to the account of the Participant.

         The SERP is considered an unfunded plan for tax and ERISA purposes. All obligations arising under the SERP are payable from the general assets of the Bank, however, the Bank has set up a trust to ensure that sufficient assets will be available to pay the benefits under the SERP. The Bank's cost attributable to the SERP was approximately $67,500 for the year ended September 30, 1997.

Transactions With Certain Related Persons

         The Bank makes loans to its directors and executive officers in the ordinary course of business, on substantially the same terms, including fees, interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and such loans do not involve more than the normal risk of collectability or present other unfavorable features.

         The Bank intends that all transactions between the Bank and its executive officers, directors, holders of 10% or more of the shares of any class of the Company's Common Stock and affiliates thereof, will contain terms no less favorable to the Bank than could have been obtained by it in arm's-length negotiations with unaffiliated persons and will be approved by a majority of independent directors of the Bank not having any interest in the transactions.

         As of September 30, 1997, the aggregate principal balance of loans outstanding for: (i) all non-employee directors was $910,000; (ii) the Named Officers was $1.1 million; and (iii) all directors, executive officers and their family members was $3.1 million.

--------------------------------------------------------------------------------

              PROPOSAL II--RATIFICATION OF APPOINTMENT OF AUDITORS
--------------------------------------------------------------------------------

         The Board of Directors of the Company has approved the engagement of KPMG Peat Marwick LLP as the Company's auditors for the 1998 fiscal year, subject to the ratification of the engagement by the Company's stockholders at the Meeting. A representative of KPMG Peat Marwick LLP is expected to attend the Meeting to respond to appropriate questions and to make a statement if he or she so desires.

         The Board of Directors recommends a vote "FOR" the ratification of KPMG Peat Marwick LLP as the Company's auditors for the 1998 fiscal year.


--------------------------------------------------------------------------------

                              STOCKHOLDER PROPOSALS
--------------------------------------------------------------------------------

         In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's executive office, 114 West Broadway, Sparta, Illinois 62286, no later than August 12, 1998. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

--------------------------------------------------------------------------------

                                  MISCELLANEOUS
--------------------------------------------------------------------------------

         The Board of Directors is not aware of any business to come before the Meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the Meeting, it is intended that holders of the proxies will act as directed by a majority of the Board of Directors, except for matters related to the conduct of the Meeting, as to which they shall act in accordance with their best judgment.

         The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Company and Bank may solicit proxies personally or by telegraph or telephone without additional compensation.


                                              BY ORDER OF THE BOARD OF DIRECTORS



                                              /s/Linda M. Johnson
                                              -------------------
                                              Linda M. Johnson
                                              Secretary

Sparta, Illinois
December 10, 1997

                                 REVOCABLE PROXY
                             CHARTER FINANCIAL, INC.

        [ X ] PLEASE MARK VOTES AS IN THIS EXAMPLE

                         ANNUAL MEETING OF STOCKHOLDERS
                                JANUARY 15, 1998

  The undersigned hereby appoints the full Board of Directors, with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders ("Meeting") to be held at the Main Office of Charter Bank, S.B., 114 West Broadway, Sparta, Illinois, at 1:30 p.m. (local time) on Thursday, January 15, 1998. The official proxy committee is authorized to cast all votes which the undersigned is entitled as follows:

1. The election as directors of all nominees listed (except as marked to the contrary below):

   For a three year term:
   Truman D. Cashman, Linda M. Johnson, Carl S. Schlageter,
   James H. Clutts

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

--------------------------------------------------------------------------------


2. The ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending September 30, 1998.

  The Board of Directors recommends a vote "FOR" each of the nominees listed above and "FOR" the ratification of the apointment of KPMG Peat Marwick LLP.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES LISTED ABOVE AND FOR THE APPOINTMENT OF KPMG PEAT MARWICK LLP. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXIES IN ACCORDANCE WITH THEIR JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING


                         Please be sure to sign and date
                          this Proxy in the box below.


                   _________________________________________
                                      Date

                   _________________________________________
                             Stockholder sign above

                   _________________________________________
                         Co-holder (if any) sign above

    Detach above card, sign, date and mail in postage paid envelope provided.


                             CHARTER FINANCIAL, INC.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

  Should the above signed be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Meeting of the stockholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the Meeting.

  The above signed acknowledges receipt from the Company prior to the execution of this proxy of a Notice of the Meeting and a proxy statement dated December 10, 1997.

  Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY